Exhibit 5.1

October 23, 2015

Board of Directors

CU BANCORP

818 West 7th Street

Suite 220

Los Angeles, California 90017

Ladies and Gentlemen:

I am general counsel of CU Bancorp, a California corporation (the “Company”), and have acted in such capacity in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration and public offering from time to time pursuant to Rule 415 of the Securities Act, of up to $100,000,000 in aggregate initial offering price of the Company’s unsecured debt securities, whether senior or subordinated (collectively, the “Debt Securities”), shares of the Company’s common stock, no par value per share (the “Common Stock”), shares of the Company’s preferred stock, no par value per share (the “Preferred Stock”), depositary shares representing fractional interests in shares of Preferred Stock (the “Depositary Shares”) evidenced by depositary receipts (“Depositary Receipts”), purchase contracts in connection with the acquisition of other Securities, as defined below (“Purchase Contracts”) warrants to purchase Debt Securities, Preferred Stock, Depositary Shares or Common Stock (the “Warrants”), and the Company’s units comprised of two or more the Securities (as defined below) in any combination (the “Units” and, together with the Debt Securities, the Preferred Stock, the Depositary Shares, the Purchase Contracts, the Common Stock, and the Warrants, the “Securities”). I have been asked by the Company to render this opinion.

I have examined originals or copies certified or otherwise identified to my satisfaction of (i) the Registration Statement, (ii) the Articles of Incorporation, as amended (“Articles of Incorporation”), and Bylaws, as amended (“Bylaws”) of the Company, each as in effect as of the date hereof, (iii) certain resolutions adopted by the Board of Directors of the Company related to the offering of the Securities and related matters, and (iv) such other instruments, documents and records as I have deemed necessary and relevant for the purposes hereof. I have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as I have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, I have assumed the legal capacity of all natural persons, the genuineness of all signatures on, and the authenticity, of all documents and records submitted to me as originals, the conformity to authentic original documents and records of all documents and records submitted to me as copies, and the truthfulness of all statements of fact contained therein. In making my examination of executed documents or documents to be executed, I have assumed that they constitute or will constitute valid, binding and enforceable obligations of all parties thereto, other than the Company.

In addition, I have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Securities Act, (ii) an appropriate prospectus supplement will have been filed with the Commission with respect to the Securities offered thereby, (iii) all Securities will be issued and sold in compliance with applicable Federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement, (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, (v) any Securities issuable upon conversion, exchange, redemption or exercise of any Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption, or exercise, (vi) with respect to shares of Common Stock or Preferred Stock offered, there will be sufficient shares of unissued Common Stock or Preferred Stock authorized under the Company’s organizational documents and not otherwise reserved for issuance at the time of issuance thereof, and (vii) all actions are taken by the Company so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based on the foregoing, and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as I deem relevant, I am of the opinion that:

1. With respect to shares of Common Stock, when (a) the Board has taken all necessary corporate action to approve the issuance of the shares of Common Stock, the terms of the offering thereof and related matters and (b) the shares of Common Stock have been duly delivered either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, or upon the exercise of Warrants to purchase such Common Stock, upon payment of the consideration therefor (not less than the par value of the Common

Stock) provided for therein or (ii) upon conversion or exercise of any other Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board (not less than the par or stated value of the Common Stock), then such shares of Common Stock will be validly issued, fully paid and nonassessable.

2. With respect to any particular series of shares of Preferred Stock, when (a) the Board has taken all necessary corporate action to approve the issuance and terms of the shares of Preferred Stock, the terms of the offering thereof and related matters, including the adoption of a statement of designation relating to such Preferred Stock conforming to the Company’s Articles of Incorporation and Bylaws, the California General Corporation Law and the filing of such certificate of determination with the Secretary of State of the State of California, and (b) the shares of Preferred Stock have been duly delivered either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, or upon the exercise of Warrants to purchase Preferred Stock, upon payment of the consideration therefor (not less than the par or stated value of the Preferred Stock) provided for therein or (ii) upon conversion or exercise of any other Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board (not less than the par or stated value of the Preferred Stock), then such shares of Preferred Stock will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the law of the State of California and the relevant federal law of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to my reference under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. By giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Anita Y. Wolman

Anita Y. Wolman